Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of GoAmerica, Inc. for the registration of 1,000,000 shares of its common stock of our report dated August 30, 2007, with respect to the audited financial statements of Hands On Video Relay Services, Inc. as of December 31, 2006, 2005, and 2004, and our report dated August 30, 2007, with respect to the audited financial statements of Hands On Sign Language Services, Inc. as of December 31, 2006, 2005, and 2004, which reports are incorporated by reference on Form 8-K of GoAmerica, Inc. filed on March 7, 2008.

/s/ Gallina LLP

Roseville, California

September 5, 2008